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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road, Irvine, California 92612

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, July 15, 2009 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California for the following purposes:

•	To elect the Company's entire Board of Directors for a one-year term.

•	To ratify the appointment of Crowe Horwath, LLP as the Company's independent auditors for the fiscal year ending December 31, 2009.

•	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan, which will permit an exchange and repricing of outstanding options.

•	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, May 18, 2009 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated: June 19, 2009

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CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road

Irvine, California 92612

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 15, 2009

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INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Wednesday, July 15, 2009 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California 92612, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 18, 2009, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,737,141 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about June 18, 2009.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them. Except as noted below, none of the nominees currently serve on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 49, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.

Chris A. Adams, 61, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts.

Brian J. Rayhill, 46, has been a director of the Company since August 2006.  Mr. Rayhill has been a practicing attorney in New York State since 1988.

William B. Roberts, 71, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

Gregory S. Washer, 47, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.

Daniel S. Wood, 50, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, until his retirement in April 2007.  He now serves as a consultant to that company.  Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics.

The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors of the Company.  The charters are available on the Company’s website, www.consumerportfolio.com.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are Daniel S. Wood (chairman), Chris A. Adams and Brian J. Rayhill. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Wood has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.  Such qualifications and experience are described above in this section.

The members of the Compensation and Stock Option Committee are Gregory S. Washer (chairman), William B. Roberts and Mr. Wood.  This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

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The members of the Nominating Committee are Brian J. Rayhill (chairman), Chris A. Adams and Mr. Washer. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its Nominating Committee has received recommendations from shareholders as to nominees, the Board of Directors and the Nominating Committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2008 were timely filed.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held seven meetings (including regular and special meetings) and acted twice by written consent during 2008.  The Audit Committee met six times during 2008, including at least one meeting per quarter to review the Company's financial statements, and acted one time by written consent, while the Compensation and Stock Option Committee met four times during 2008 and did not act by written consent.  The Nominating Committee met once during 2008 and did not act by written consent.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2008.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  Other than Mr. Bradley, no directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

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PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath, LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2009.  Crowe also performed the audit of the Company's financial statements for the year ended December 31, 2008. The Company retained Crowe for that purpose on February 6, 2009. The former principal accountant, McGladrey & Pullen LLP (“McGladrey”), had served as the Company's principal accountant since October 21, 2004, and performed certain attestation services for the Company during the year ended December 31, 2008, notably the review of the financial statements included in the Company's three quarterly reports on Form 10-Q filed in 2008.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Information relating to the fees billed by those firms to the Company appears below.

Audit Fees

The aggregate fees billed by Crowe for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2008 were $625,000.

The aggregate fees billed by McGladrey for professional services rendered as part of or for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2007, for the review of the financial statements included in the Company's quarterly reports on Form 10-Q filed in 2008 and 2007, and for services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements in those two years were $325,000 and $971,000, respectively.  It should be noted that McGladrey, though not retained to perform the audit of the Company's annual financial statements for the year ended December 31, 2008, did perform quarterly review of the financial statements included in the Company's three quarterly reports on Form 10-Q filed in 2008.

Audit-Related Fees

Crowe performed for the Company no audit-related services in the fiscal years ended December 31, 2008 and 2007.

The aggregate fees billed by McGladrey for audit-related services for the fiscal years ended December 31, 2008 and 2007 were $52,550 and $316,000, respectively.  These professional services were rendered in conjunction with the Company's securitization and financing transactions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Crowe performed for the Company no tax services in the fiscal years ended December 31, 2008 and 2007.

The aggregate fees billed by McGladrey for tax services in the fiscal years ended December 31, 2008 and 2007 were $600,790 and $570,000, respectively.  Tax services provided by McGladrey consisted of preparation of various state and federal income tax returns for the Company and its subsidiaries.

All Other Fees

No other fees were billed by Crowe or McGladrey in the fiscal years ended December 31, 2008 and December 31, 2007.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2008 and December 31, 2007, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

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In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not impaired.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH, LLP.

PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT OF THE COMPANY'S 2006 LONG-TERM INCENTIVE PLAN, WHICH WILL PERMIT AN EXCHANGE AND REPRICING OF OUTSTANDING OPTIONS

Introduction

We are seeking shareholder approval of an amendment of the Company's 2006 Long-Term Equity Incentive Plan (“2006 Stock Plan”), which will permit a one-time exchange of eligible stock options that have exercise prices significantly above the current price of our common stock.  The exchange would involve surrender of outstanding options and issuance of amended options to purchase, at a reduced exercise price, the same number of shares. The amended options will become exercisable on a vesting schedule that will be based on the vesting schedule of the surrendered options, but will include a bar on exercise within six months following the deemed date of issuance. That date of issuance will be on or about the conclusion of the exchange offer process. The amendment will also add to the 2006 Plan an explicit definition of the term "forfeited," as used in the 2006 Stock Plan, to make clear that options surrendered in the exchange are deemed forfeited, with the result that the shares underlying such surrendered options are made available for re-grant under the 2006 Stock Plan.

Our executive officers, but not our non-employee directors, will be eligible to participate in the exchange. Prior to launching the exchange offer after the annual meeting, our Compensation Committee may determine to exclude any employee or class of employees or adjust the terms of the new options in a manner less favorable to any employee or class of employees.

A critical factor in successfully achieving our business objectives and creating long-term value for our shareholders is the ability to provide long-term equity compensation to our key employees. Participation in our equity plan rewards these employees for the Company’s success by giving them an opportunity to participate in our growth, thereby aligning their interests with those of our shareholders. Although all of our employees are eligible for equity compensation under our 2006 Equity Incentive Plan, we have generally limited participation in the 2006 Stock Plan to management employees, whose performance is likely to have an effect on our financial results. Our direct competitors and our peer companies rely on equity compensation to attract and retain top talent in our industry and remain competitive. We believe that if we should fail to offer competitive levels of equity compensation in attracting and retaining important management employees we would put ourselves at a competitive disadvantage, and have an adverse effect on our business.

As of the date of this proxy statement, there are outstanding options to purchase approximately 7,501,999 shares of CPS common stock, held by approximately 79 individuals. However, like other companies in the financial services sector, and business services generally, our stock price has fallen significantly over the past 9 to 18 months. This has caused 100% of the outstanding stock option awards issued prior to this year to be out-of-the-money, or underwater, meaning the exercise or purchase price of the option is greater than the current market price of our common stock. As a result, these options fail to provide adequate performance and retention incentives to our employees and do not achieve our goal of aligning employees’ interests with those of our shareholders.

We believe the steep decline in our stock price was mostly driven by factors external to how we operate our business. Since the fourth quarter of 2007, U.S. and global economic activity has progressively weakened. The recession has affected virtually all segments of the economy in 2008 and 2009 as both consumer and business spending dropped sharply. The economic and capital market stresses led to a severe global financial disruption in 2008. This disruption caused a freezing up of credit markets, pervasive loss of investor confidence and significant devaluation of assets of all types, from the riskiest to the most secure. It also resulted in increasingly negative job growth throughout 2008, and a deepening economic contraction in the second half of 2008.

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As they affect our business of subprime automotive finance, the severe credit and liquidity disruptions in the market globally and rapid deterioration in general economic circumstances described above have caused it to be increasingly difficult to obtain financing to acquire and hold subprime consumer obligations.

Our management has taken actions to address the unprecedented economic environment. We undertook significant cost-reduction actions in late 2008 and early 2009, across all of our business lines. As of our year-end earnings release, we have taken actions to eliminate a total of approximately $35 million of annual operating expenses for 2009. Among these actions are (i) reduction in headcount from 873 at May 31, 2008 to 542 at May 31, 2009, (ii) a general freeze on salaries, ceasing our former practice of annual adjustments, and (iii) as to officer-level employees, a 20% reduction in bonuses earned for achieving their personal performance goals in 2008. However, despite the actions we have taken to reinvigorate our business and improve our performance, our efforts have not had a significant impact on our stock price, which remains at a level significantly below that of the years 2006 and 2007. Further, there can be no assurance that our stock price will increase in the near-term.

We believe the best course of action is to replace the deeply under-water stock option awards with amended stock-option awards, with the amended options to carry an exercise price that is well above the currently prevailing price of CPS common stock, but not out of reach. By exchanging such options, we will more cost-effectively provide retention and performance incentives to our key contributors than we would by simply issuing incremental equity or paying additional cash compensation.

Overview and Summary of Material Terms of Option Exchange Program

Beginning in January, our Compensation Committee began to consider the possibility of a one-time stock option exchange program (the “Option Exchange Program”), subject to shareholder approval. The topic was considered again at a meeting on May 6, 2009.  On June 5, 2009, the Compensation Committee approved the detailed terms of the Option Exchange Program as described herein. Under the proposed Option Exchange Program, eligible employees would be able to elect to exchange, through an Exchange Offer (as described below), outstanding eligible options to purchase shares of our common stock issued for new options with reduced exercise prices and modified vesting schedules (the “New Option”). The following describes important features of the Option Exchange Program:

Who Is Eligible to Participate in the Option Exchange Program? All employees of the Company who are employed by us on the date we commence the Exchange Offer and who hold Eligible Options (as defined below) will be eligible to participate in the program (such employees, “Eligible Optionholders”). Each New Option will have an exercise price of $1.50 per share (or, if greater, the closing price of our common stock on the date of the exchange.) Only those Eligible Optionholders who continue to be employed by us through the date on which the Exchange Offer concludes will be granted New Options.

Who Is Not Eligible to Participate in the Option Exchange Program? Non-employee members of our Board of Directors, as well as persons whose employment terminates prior to the date on which the Exchange Offer is concluded, will not be eligible to receive New Options. As of May 31, 2009, non-employee directors held options to purchase 670,000 shares of common stock, while terminated employees held options to purchase 223,000 shares of common stock. These options are ineligible for exchange.  In addition certain outstanding options with exercise prices below $2.50 per share are not eligible for exchange. As of May 31, 2009 there were 2,408,433 shares of our common stock subject to outstanding options that are not eligible for exchange because they have exercise prices ranging from $0.625 to $2.39.

What Options Are Eligible to be Cancelled in the Option Exchange Program? Options held by Eligible Optionholders that have exercise prices of $2.50 per share or more are eligible to be surrendered in the Option Exchange Program (such options, “Eligible Options”). As of April 30, 2009 there were 70 Eligible Optionholders, who held 4,200,566 Eligible Options with exercise prices ranging from $2.50 to $7.18 per share, a weighted average exercise price of $4.99 per share and a weighted average remaining term of 6.18 years per share. The Eligible Options constitute approximately 56% of the 7,501,999 shares of our common stock subject to outstanding stock options as of May 31, 2009. The Eligible Options constitute approximately 22% of our total outstanding shares of common stock as of May 31, 2009. As of May 31, 2009, approximately 1.1 million shares remain available for issuance under the 2006 Stock Plan. Because the Exchange Offer will involve a one-for-one correspondence of shares underlying the Eligible Options and New Options, the number of

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shares remaining available for future grants will not be affected.

  An Eligible Optionholder who desires to participate in the Option Exchange Program must surrender an entire Eligible Option that corresponds to a particular exercise price and will not be given the opportunity to surrender only a portion of such outstanding Eligible Option. An Eligible Optionholder who holds more than one Eligible Option corresponding to different exercise prices will not be required to surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis.

How many shares may be purchased upon the exercise of the New Options by an Eligible Optionholder? The number of shares that may be purchased upon exercise of the New Options will be the same as the number of shares that might be purchased upon exercise of the surrendered Eligible Options.  This will result in the New Options having a greater value to the optionholder than the surrendered options.

What Vesting Will Apply? Each New Option will be subject to vesting in a manner that bars any exercise for six months after the new grant, and thereafter becomes exercisable on the same schedule as was applicable to the surrendered option.  For example, if an Eligible Option were previously to become exercisable in five annual increments on the first of June of the years 2008 through 2012, so that such option was 40% exercisable at present, then the corresponding New Option would not be exercisable at all at issuance, would become exercisable as to 40% of the underlying shares six months after issuance, and would become exercisable as to three further increments of 20% each on the originally applicable dates: June 1 of 2010, 2011 and 2012.

Why Are We Seeking Shareholder Approval of the Option Exchange Program? Under the listing rules of the Nasdaq Stock Market and the terms of the 2006 Stock Plan, shareholder approval is required in order for us to implement the Option Exchange Program. If our shareholders approve this proposal, we currently intend to launch the Exchange Offer promptly following the Annual Meeting to which this Proxy Statement relates and at which we are seeking shareholder approval, although we may determine to delay the Exchange Offer. If we do not obtain shareholder approval of this proposal, we will not be able to implement the Option Exchange Program. See “Vote Required” on page __ for a description of the votes required to approve the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated managerial employees to implement our strategic initiatives, expand and develop our business and satisfy our customers. Competition for these types of employees is intense, and many companies use equity awards, including stock options and restricted stock, as a means of attracting, motivating and retaining their employees. Our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In the past, stock options have constituted an important part of our incentive and retention programs.

As a result of the recent global credit and liquidity crisis and the subsequent sharp economic slowdown described above, the stock prices of financial companies, including ours, have declined. Because of this decline in price over the past 18 months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on May 31, 2009, the closing price of our common stock on the Nasdaq Stock Market was $0.98 per share and the weighted average exercise price of Eligible Options was $4.99 per share. Consequently, as of that date, all of the outstanding stock options issued prior to 2009 under the 2006 Stock Plan and held by Eligible Optionholders were out-of-the-money.

This circumstance has caused our Board and its Compensation Committee to conclude that we may be at risk of losing key contributors across our workforce because, in the absence of an effective equity component, we do not currently have sufficient compensation programs in place to incentivize, retain and ensure the continued commitment of many of our employees. Additionally, the Board considered the following in determining to adopt the Option Exchange Program:

•	Reasonable, Balanced and Meaningful Incentives. Under the Option Exchange Program, Eligible Optionholders would be able to surrender certain underwater options for New Options, with exercise

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 prices above the current market price. Employees who no longer have an equity stake due to underwater stock options might seek employment with another company. The cost of replacing a significant fraction of our management employees, or even certain key contributors, could be substantial. Our Board believes that if we do not take steps in the near future to properly incentivize our key employees, it could adversely affect our business, results of operations and future stock price.

•
Enhanced Long-Term Shareholder Value. We believe that ultimately the Option Exchange Program will enhance long-term shareholder value by restoring competitive incentives to the participants so they are further motivated to achieve our strategic, operational and financial goals, as grant prices significantly in excess of the market price of our stock undermine the effectiveness of stock options as employee performance and retention incentives.

•
Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange Program, we may be forced to issue additional equity awards to our employees at current market prices, increasing our equity award overhang. These grants also would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under the 2006 Stock Plan.

•
Equity Award Overhang Unchanged. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the Option Exchange Program, will offer meaningful incentives to option plan participants while eliminating the ineffective options that are currently outstanding. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•
Participation by Our Executive Officers. Our executive officers are expected to be among the primary drivers of the strategic and operational initiatives we have implemented to advance the creation of long-term shareholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to include executive officers as Eligible Optionholders in the Option Exchange Program.

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Restore value from compensation costs that we have already incurred and will continue to incur with respect to outstanding underwater stock options.  Options eligible for the Option Exchange Program were granted at the then fair market value of our common stock in accordance with our policies for such grants. Under applicable accounting rules, we have already recognized $2.7 million in compensation expense for these options.  Moreover, we are obligated to recognize approximately $3.8 million in additional future compensation expense, even if these options are never exercised.  We believe it is an inefficient use of the shares made available under our 2006 Stock Plan to recognize compensation expense on options that are not perceived as having value by our employees.

The Option Exchange Program will result in some additional compensation expense.  Assuming a market price for our stock of $1.00 per share on the date of the exchange, if all the options eligible for the Option Exchange Program are exchanged, we will incur additional compensation expense, in accordance with applicable accounting rules, of approximately $457,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options.  The actual amounts of additional compensation expense will vary to the extent the market price for our stock is more or less than $1.00 per share at the time of the exchange.  There will also be additional expense incurred in connection with modification of terms of an outstanding warrant, as discussed below, which expense we estimate to be approximately $140,789.  We believe the amount of additional compensation expense is small relative to the amount of compensation expense already incurred and committed to for the underwater options that are eligible for the Option Exchange Program and that the additional expense is justified by the value restored to the exchanged options.

If the Option Exchange Program is not approved by our shareholders, the original options that would have qualified for exchange will remain outstanding and we will continue to incur the compensation expense associated with those options even though they will no more than minimal retention and incentive value due to their being underwater.

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In determining to recommend that shareholders approve the Option Exchange Program, the Compensation Committee of the Board considered other alternatives as set forth below. However, the Compensation Committee believes that the Option Exchange Program provides a better opportunity to motivate our employees to create shareholder value at a more reasonable cost to the Company as the Option Exchange Program will allow us to conserve cash resources, as compared to alternative compensation schemes.

Consideration of Alternatives

When considering how best to continue to retain and incentivize our employees who have underwater stock options, we considered the following alternatives:

Increase cash compensation. To replace equity incentives, we considered that we could increase base and target bonus compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. We believe that equity awards are an important component of our employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive during a period of financial strain on the Company could have a material adverse effect on the Company. In fact, we instituted a salary freeze in February 2009, and our senior management team received reduced bonuses they would have earned for having achieved their personal strategic objectives in 2008.

Grant additional equity compensation. In addition to this year’s stock option grants, we considered granting employees special supplemental stock option grants at current market prices or restricted stock units in order to restore the value of previously granted stock options that are now out-of-the-money. However, such supplemental equity grants would substantially increase our equity award overhang and the potential dilution to our shareholders and deplete our already limited remaining equity award pool. In addition, these supplemental grants, like the Option Exchange Program, would increase our stock-based compensation expense.

Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would provide strong alignment of management’s and employees’ interests with those of our shareholders.

Implement Option Exchange Program. We also considered implementing the Option Exchange Program under which employees could exchange underwater stock options for new options. We determined that this approach was the most attractive for the reasons described above.

Description of the Option Exchange Program

Implementing the Option Exchange Program. If the Option Exchange Program is approved by our shareholders, it is the Board’s intent that Eligible Optionholders who are offered the opportunity to participate in the program under a tender offer (an “Exchange Offer”) that will be filed with the Securities and Exchange Commission (the “SEC”) will be able to complete their exchange following the Annual Meeting at which such shareholder approval is sought. The Company has not commenced the Option Exchange Program and will not do so unless the shareholders approve this proposal. If the Company receives shareholder approval of the Option Exchange Program, the Option Exchange Program may commence at a time determined by the Company, with terms expected to be materially similar to those described in this proposal. Upon the commencement of the Option Exchange Program, Eligible Optionholders will receive written materials explaining the precise terms and timing of the Option Exchange Program. From the time the Exchange Offer commences, the Eligible Optionholders will be given at least 20 business days (or such longer period as we may elect to keep the Option Exchange Program open) to make an election to surrender for cancellation all or a portion of their Eligible Options, on a grant-by-grant basis, in exchange for New Restricted Stock. They will make this election by completing an election form which will be distributed to them as part of the Option Exchange Program and submitting the form to us within the 20 business day period (or such longer period if we choose to keep the offer to exchange open). Once the Exchange Offer is closed, Eligible Options that were surrendered for exchange will be cancelled, and the Compensation Committee will approve grants of New Options New Options to participating employees. All such New Options will be granted under the 2006 Stock Plan and will be subject to the terms of such 2006 Stock Plan and an option award agreement to be entered

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into between the Company and each participating employee. At or before commencement of the Option Exchange Program, the Company will file the Exchange Offer and other related documents with the SEC as part of a tender offer statement on Schedule TO.

Even if the Option Exchange Program is approved by our shareholders, our Compensation Committee will retain the authority, in its sole discretion, to amend (including adjusting the terms in a manner less favorable to any employee or class of employees), postpone, or under certain circumstances cancel the Option Exchange Program once it has commenced or to exclude certain Eligible Options or Eligible Optionholders from participating in the Option Exchange Program, due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical.

Shareholder approval of the proposed amendment to the 2006 Stock Plan would authorize this Option Exchange Program only, and would not disturb the general prohibition on repricing of outstanding options. If we were to propose a stock option exchange program in the future, we would need to seek separate shareholder approval of that subsequent program.

Outstanding Options Eligible for the Option Exchange Program. Options held by Eligible Optionholders that have an exercise price of at least $2.50 per share and are out-of-the-money on the date the Exchange Offer concludes are eligible to be surrendered in the Option Exchange Program. As of April 30, 2009, options to purchase approximately 5,875,999 shares of our common stock were outstanding, of which options to purchase approximately 4,200,566 shares would be eligible for exchange under the Option Exchange Program.

As of May 31, 2009, there were 70 Eligible Optionholders. The following table shows the number of shares underlying outstanding Eligible Options at each applicable exercise price as of May 31, 2009.

Exercise Price	Maximum Number of Shares Underlying Eligible Options	Remaining Life (in years)
$2.50	161,283	1.75
$2.64	236,000	3.96
$2.77	27,700	3.04
$2.88	11,000	4.34
$3.05	5,000	4.43
$3.18	420,000	8.55
$3.31	10,000	4.68
$3.50	17,500	4.75
$3.64	20,000	4.59
$4.00	500,000	4.68
$4.01	40,000	6.07
$4.25	227,583	2.90
$4.60	15,000	5.59
$4.61	57,500	8.40
$5.00	37,500	7.97
$5.04	441,000	5.56
$5.07	15,000	5.84
$5.26	400,000	8.05
$6.00	388,500	5.98
$6.04	107,500	7.98
$6.07	62,500	5.76
$6.10	15,000	6.45
$6.50	35,000	5.77
$6.85	640,000	7.10
$6.91	270,000	7.55
$7.18	50,000	7.69

Total	4,200,566	6.18

The fair value of the Eligible Options was calculated using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option. For purposes of determining the fair value of an Eligible Option under the Black-Scholes model, the following factors were used: (a) the option’s exercise price; (b) an assumed value of $1.00 per share (selected as a round number somewhat in excess of to the 10-day trailing average closing price for the period ending May 31, 2009, which was $.917 per share) for our common stock at the commencement of the Option Exchange Program; (c) expected annual volatility of our common stock price ranging from 71% to 93%; (d) an expected term ranging from 3 years to 7 years; (e) a risk-free interest rate ranging from 1.32% to 2.47%; and (f) no expected dividends. Based on these assumptions, the Eligible Options to purchase approximately 4,200,566 shares have an aggregate fair value of approximately $1.43 million.

We also valued the New Options using the Black-Scholes option valuation model using the following assumptions: (a) the new option exercise price of $1.50; (b) an assumed share price of $1.00 per share; (c) expected annual volatility ranging from 75% to 111%; (d) an expected term ranging from 2 years to 5 years; (e) a risk-free interest rate ranging from 0.93% to 1.86%; and (f) no expected dividends. Based on the above, and assuming that all of the Eligible Options will be surrendered for exchange by Eligible Optionholders, the aggregate fair value of the New Options would be approximately $2.12 million.

Election to Participate. Participation in the Option Exchange Program will be voluntary. Eligible Optionholders will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis, meaning that an Eligible Optionholder who holds more than one Eligible Option need not surrender every Eligible Option he or she holds, but if any part of a single Eligible Option is surrendered, the entire Eligible Option must be surrendered.

Vesting of New Options. As described in more detail above under “Overview and Summary of Material Terms of Option Exchange Program—What Vesting Will Apply,” each New Option will be subject to vesting that prohibits exercise within six months of its date of grant. A participant in the Option Exchange Program will forfeit any portion of the New Options award that remains unvested at the time his or her employment with us terminates for any reason, except to the extent that the holder exercises the New Options within a period of three months after termination of employment (twelve months if termination is due to death or disability).

Other Terms and Conditions of the New Options. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date, and otherwise governed by the terms and conditions of the 2006 Stock Plan. These additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options.

Return of Eligible Options Surrendered. Consistent with the terms of the 2006 Stock Plan, shares subject to Eligible Options surrendered in the Option Exchange Program will return to the pool of shares available for grant under the 2006 Stock Plan. This will result no net change in the number of shares available for issuance under the 2006 Stock Plan.

Accounting Treatment. We have adopted the provisions of SFAS 123R regarding accounting for share-based payments. Under SFAS 123R, the expense related to issuance of the Eligible Options as of their respective dates of grant, and is accrued over the vesting period of such options. All of such expenses will continue to be incurred, notwithstanding the surrender of any or all of the Eligible Options for New Options. In addition, assuming a market price for our stock of $1.00 per share on the date of the exchange, if all the options eligible for the Option Exchange Program are exchanged, we will incur additional compensation expense of approximately $543,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options. Further, in connection with obtaining the consent of a senior lender to the amendment to the 2006 Stock Plan, we have agreed to modify the terms of a warrant held by such lender. We estimate the fair value of the change in such terms at $140,789.

U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Exchange Offer. The tax consequences of the Option Exchange Program are not entirely certain, however, as the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options pursuant to the Option Exchange Program should be treated as a non-taxable

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exchange, and no income should be recognized for U.S. federal income tax purposes by us or our employees upon the grant of the New Options. Upon disposition of any stock acquired upon exercise of options, the Eligible Optionholder will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and any amount previously recognized as income. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax implications of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modifications to Terms to Comply with Governmental Requirements. The terms of the Option Exchange Program will be described in an Exchange Offer that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible that we will need to alter the terms of the Option Exchange Program, including an extension of the period we will keep the Option Exchange Program open, to comply with comments from the SEC.

Effect on Shareholders

We are not able to predict with certainty the effect the Option Exchange Program will have on your interests as a shareholder, as we are unable to predict exactly how many Eligible Optionholders will exchange their Eligible Options or what the future market price of our common stock will be on the date that the New Options are granted. However, we believe that substantially all holders of Eligible Options will chose to participate. On the assumption of 100% participation and a stock price of $1.00, we would expect to incur incremental compensation expense from the Option Exchange Program of approximately $457,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options. In addition, we estimate the fair value of a related warrant modification at $140,789.

Interests of Our Directors and Executive Officers in the Option Exchange Program

The following table shows the number of shares subject to Eligible Options held by our executive officers (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) as of May 31, 2009:

		Weighted Avg.	Weighted Avg.
	Eligible	Exercise	Remaining
Name	Options	Price	Term (years)
Charles E. Bradley	886,666	$4.7230	5.42
Jeffrey P. Fritz	270,000	$5.0930	6.52
Robert E. Riedl	250,000	$4.8252	6.24
Chris Terry	206,000	$5.1226	6.48
Curtis K. Powell	190,000	$4.9105	6.21
Mark Creatura	190,000	$4.9105	6.21
Teri L. Clements	145,000	$5.0490	6.89
Jayne E. Holland	145,000	$5.0490	6.89
Michael T. Lavin	85,000	$5.0912	6.74

	2,367,666

New Plan Benefits

The following table shows the maximum number of New Options that may be issued to each of our executive officers, our executive officers as a group, and our employees as a group pursuant to the Option Exchange Program and the dollar values for the New Options assuming that all Eligible Options are exchanged and the market price of our common stock is $1.00 per share at the date of grant of the New Option:

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		Estimated Fair Value
	Eligible	Eligible	New	Net
Name	Options	Options	Options	Benefit
Charles E. Bradley	886,666	$294,300	$440,000	$145,700
Jeffrey P. Fritz	270,000	87,500	134,300	46,800
Robert E. Riedl	250,000	83,300	124,700	41,400
Chris Terry	206,000	69,810	103,580	33,770
Curtis K. Powell	190,000	65,200	95,900	30,700
Mark Creatura	190,000	65,200	95,900	30,700
Teri L. Clements	145,000	51,700	74,550	22,850
Jayne E. Holland	145,000	51,700	74,550	22,850
Michael T. Lavin	85,000	29,150	43,150	14,000

Total for executive officers	2,367,666	$797,860	$1,186,630	$388,770
All other employees	1,832,900	634,155	934,717	300,562
All participants	4,200,566	$1,432,015	$2,121,347	$689,262

Although participation in the Option Exchange Program is voluntary, one may reasonably expect that all holders of Eligible Options will exchange them for New Options.  On that assumption, the benefits to be received by any Eligible Optionholder or groups of Eligible Optionholders, if the proposal is approved, would be the difference between the fair value of the Eligible Options and the fair value of the New Options, as shown above under the caption "Net Benefit.".

Vote Required

You may vote in favor or against the proposal and you may also abstain as to the proposal. In order to approve the proposal, the affirmative vote of a majority of all of the votes cast at the Annual Meeting is necessary for the approval of the Option Exchange Program assuming a quorum is present. Completion of the Exchange Offer is therefore contingent upon shareholder approval of the proposal. For purposes of the approval of the Option Exchange Program, abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

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INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the two fiscal years ended December 31, 2008 and 2007 by the Company's chief executive officer, by its chief financial officer, and by the two other most highly compensated individuals (such three individuals, the "named executive officers") who were serving in such positions or as executive officers at any time in 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Charles E. Bradley, Jr.	2008	$880,000	$1,056,000	$67,244	2,100	$2,005,344
President & Chief	2007	840,000	1,500,000	561,864	2,100	2,903,964
Executive Officer

Jeffrey P. Fritz	2008	317,000	170,000	33,622	2,100	522,722
Sr. Vice President – Accounting	2007	305,000	212,000	93,122	2,100	612,222
& Chief Financial Officer

Chris Terry	2008	319,000	182,000	33,622	2,100	536,722
Sr. Vice President –	2007	307,000	229,000	93,122	2,100	631,222
Servicing
(1)	Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options
(2)
Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were $1500 per individual in 2007 and 2008.

Grants of Plan-Based Awards in Last Fiscal Year

The Company in the year ended December 31, 2008, did not grant any stock awards or stock appreciation rights to any of the named executive officers.  The Company granted options to substantially all of its management level employees on January 30, 2008.  The option grants noted in the tables above and below were awarded to the named executive officers as part of that general grant.  The chief executive officer received an option to purchase up to 40,000 shares of the Company's common stock at the market closing price ($3.18 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  Each of the other seven executive officers of the Company (including the named executive officers) received a grant at that time on the same terms, with respect to up to 20,000 shares.

Grants of Plan-Based Awards
Name	Grant date	Number of shares underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Charles E. Bradley, Jr.	January 30, 2008	40,000	$3.18	$67,244
Jeffrey P. Fritz	January 30, 2008	20,000	3.18	$33,622
Chris Terry	January 30, 2008	20,000	3.18	$33,622

Subsequent to year-end, on May 13, 2009, each director and management-level employee of the Company received an option grant under the 2006 Stock Plan.  All such options are exercisable at $.77 per share, which was the closing price of the common stock on that date.  Each director received an option to purchase 30,000 shares, the chief executive

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officer received an option to purchase 120,000 shares, and each senior vice president of the Company (including Mr. Fritz and Mr. Terry) received an option to purchase 60,000 shares.  The director's options become exercisable in full six months after the date of grant, and the other options become exercisable in five equal installments on the first through fifth anniversaries of the date of grant.  All of such options expire on May 13, 2019, ten years after the date of grant.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2008 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, 1997 Long-Term Incentive Plan or 2006 Long-Term Equity Incentive Plan, at an option price per share no less than the fair market value per share on the date of grant. Of such options, those that are "Eligible Options" as described above in this proxy statement may be exchanged pursuant to the Option Exchange Program, if the related proposal is approved at the Annual Meeting. None of such individuals holds a stock award.

	Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Charles E. Bradley, Jr.	11,100	0	$0.625	October 29, 2009
	250,000	0	1.75	September 21, 2010
	83,333	0	1.75	September 21, 2010
	83,333	0	2.50	January 17, 2011
	83,333	0	4.25	January 17, 2011
	185,000	0	1.50	July 23, 2012
	40,000	0	2.64	July 17, 2013
	240,000	0	4.00	April 26, 2014
	120,000	0	5.04	May 16, 2015
	40,000	0	6.00	December 30, 2015
	32,000	48,000	6.85	October 25, 2016
	48,000	32,000	6.91	February 27, 2017
	8,000	32,000	5.26	July 30, 2017
	0	40,000	3.18	January 30, 2018
Jeffrey P. Fritz	80,000	0	4.25	November 12, 2014
	80,000	0	5.04	May 16, 2015
	20,000	0	6.00	December 30, 2015
	16,000	24,000	6.85	October 25, 2016
	4,000	6,000	6.91	February 27, 2017
	4,000	16,000	5.26	July 30, 2007
	0	20,000	3.18	January 30, 2018
Chris Terry	5000	0	1.75	September 21, 2010
	5000	0	2.50	January 17, 2011
	5000	0	4.25	January 17, 2011
	27,500	0	1.50	July 23, 2012
	30,000	0	1.92	February 3, 2013
	20,000	0	2.64	July 17, 2013
	20,000	0	4.00	April 26, 2014
	20,000	0	5.04	May 16, 2015
	46,000	0	6.00	December 30, 2015
	16,000	24,000	6.85	October 25, 2016
	4,000	6,000	6.91	February 27, 2017
	4,000	16,000	5.26	July 30, 2017
	0	20,000	3.18	January 30, 2018

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Option Exercises in Last Fiscal Year

None of the named executive officers exercised any stock options during 2008; accordingly, no value was realized by any of such individuals in connection with stock option exercises.

Bonus Plan

The salary and bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the table above under the caption "bonus" is paid pursuant to an executive management bonus plan (the “EMB Plan”).   The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan). Each of the named executive officers is employed "at will" by the Company, and none has an employment contract.  The Compensation Committee has considered entering into agreements with one or more of the Company's officers that might pay additional compensation following a change in control, and may authorize such agreement(s) in the future, but no such agreements are in place as of the date of this report.

Director Compensation

The Company pays all non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman).  Non-employee directors also receive per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on January 30, 2008, issued options with respect to 10,000 shares to each non-employee director.  All such options are exercisable at $3.18 per share, the exercise price being the closing price on the date of grant. The following table summarizes compensation received by the Company’s directors for the year 2008:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Charles E. Bradley, Jr. (3)	0	0	0
Chris A. Adams	$47,500	$8,161	$55,661
Brian J. Rayhill	$65,500	$8,161	$73,661
William B. Roberts	$52,500	$8,161	$60,661
Gregory S. Washer	$59,000	$8,161	$67,161
Daniel S. Wood	$71,500	$8,161	$79,661

(1)           This column reports the amount of cash compensation earned in 2008 for Board and committee service.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the directors in 2008.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $0.82, based on assumptions of 2.0 years expected life, expected volatility of 43%, expected dividend yield of 0.0%, and a risk-free rate of 2.48%.  In addition to the stock option awards granted in 2008, the several directors held at December 31, 2008 option awards granted in previous years, for totals as follows: Mr. Bradley, 14 awards; Mr. Adams, two; Mr. Rayhill, four; Mr. Roberts, three; Mr. Washer, three; and Mr. Wood, seven.  Each director also received a stock option award on May 13, 2009, as described above.

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(3)           Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

The Committee has from time to time considered providing additional elements of executive compensation.  It has considered elements such as restricted stock awards, compensation contingent on a change in control, defined benefit pension plans, deferred cash compensation, and supplemental retirement plans (supplemental in the sense that they exceed the limits for tax advantaged treatment).  To date, the Committee has elected not to pay compensation in such forms, having determined that the Company's objectives are better met by one or more of the elements of compensation that it does pay.  Regarding restricted stock units, the Committee has noted that any form of equity equivalent to or closely tied to common stock does serve to meet the objective of aligning officers' personal interest with that of the shareholders generally.  The Committee believes, however, that the objective is better met by grants of stock options than by grants of share equivalents, because recipients of the grants will face the same degree of variance in results at a lesser cost to the Company, when option grants are compared to grants of restricted stock units.  Regarding compensation that would be payable contingent on a change in control of the Company, the Committee believes that there are certain legitimate objectives to be met by such contingent compensation.  As of the date of this report, however, no such contingent compensation plans are in place.  Regarding defined benefit pension plans, deferred cash compensation and supplemental retirement plans, the Committee believes that the Company's retention objective is better met by straight cash payments, whether in the form of base salary or in the form of bonus compensation.  The Committee may in the future revisit its conclusions as to any of the components discussed above, or may consider other forms of compensation.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of the Company’s Common Stock (its only class of voting securities) owned beneficially as of the May 18, 2009, by (i) each person known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or named executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 19500 Jamboree Road, Irvine, CA 92612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles E. Bradley, Jr.	2,650,408		14.1%
Chris A. Adams	54,000		*
Brian J. Rayhill	115,000		*
William B. Roberts	939,107		5.0%
Gregory S. Washer	127,550		*
Daniel S. Wood	137,000		*
Jeffrey P. Fritz	208,000		1.1%
Chris Terry	249,041		1.3%
All nominees and executive officers combined (13 persons)	5,627,094	(2)
Citigroup Financial Products Inc., 388 Greenwich Street, New York, NY 10013	2,508,113	(3)	13.3%
Levine Leichtman Capital Partners IV, L.P., 335 N. Maple Drive, Suite 240, Beverly Hills, CA 90210	3,073,309	(4)	16.3%
Millenco LLC, 666 Fifth Ave., New York, NY 10103	1,469,618	(5)	7.8%
Dimensional Fund Advisors LP, 1299 Ocean Ave., Santa Monica, CA 90401	1,102,850	(6)	5.9%
Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416	1,137,957	(7)	6.0%

*           Less than 1.0%
(1)
Includes certain shares that may be acquired within 60 days after May 18, 2009 from the Company upon exercise of options, as follows:  Mr. Bradley, 1,232,099 shares; Mr. Adams, 40,000 shares; Mr. Rayhill, 95,000 shares; Mr. Roberts, 45,000 shares; Mr. Washer, 55,000 shares; Mr. Wood, 85,000 shares; Mr. Fritz, 208,000 shares; and Mr. Terry, 206,500 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes 2,940,099 shares that may be acquired within 60 days after May 18, 2009, upon exercise of options and conversion of convertible securities.
(3)	Based on a report on Schedule 13G filed by Citigroup Financial Products Inc. on February 9, 2009.
(4)	Based on a report on Schedule 13D filed by Levine Leichtman Capital Partners IV, L.P. on September 26, 2008.
(5)	Based on a report on Schedule 13G filed by Millenco LLC on February 12, 2009.
(6)	Based on a report on Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2009.
(7)	Based on a report on Schedule 13G filed by Whitebox Advisors LLC on February 17, 2009.

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)
Plans approved by stockholders	6,319,999	$4.35	2,435,000
Plans not approved by stockholders	None	N/A	N/A
Total	6,319,999	$4.35	2,435,000

Audit Committee Report
The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2008 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Fredrikson, chairman of the Audit Committee, is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."
THE AUDIT COMMITTEE
E. Bruce Fredrikson (chairman)
John C. Warner
Daniel S. Wood

PRELIMINARY PROXY MATERIALS

CERTAIN TRANSACTIONS

Citigroup.  On July 10, 2008, the Company and its wholly owned subsidiary Folio Funding II, LLC, as borrower, agreed with Citigroup Financial Products, Inc. (“CGFP”) to amend and restate the agreements governing a pre-existing revolving residual credit facility. CGFP is the note purchaser under and administrative agent of that credit facility.

 Under the original residual facility, the Company sold eligible residual interests in securitizations to the borrower, which in turn pledged the residuals as collateral for floating rate borrowings from the note purchaser. The amount available for borrowing was computed by the administrative agent using a valuation methodology of the residuals, and was subject to an overall maximum principal amount of $120 million. The indebtedness of the borrower was represented by (i) a $60 million Class A-1 Variable Funding Note, and (ii) a $60 million Class A-2 Term Note. The facility's revolving feature was to expire by its terms on July 10, 2008, and the Class A-1 Note was to be due at that time. The Class A-2 Note was to be due on July 10, 2009.

With the amendments to this facility, the Company prepaid a portion of the outstanding notes, reducing the outstanding principal balance to $70 million, and the notes were re-designated as (i) a $10 million Class A-1 Term Note, and (ii) a $60 million Class A-2 Term Note. Approximately $4 million of the principal prepayment represented the agreed value of a warrant to purchase (for nominal consideration) 2,500,000 shares of Company common stock, which warrant was issued to an affiliate of CGFP, and was subsequently transferred to CGFP. The Class A-1 Term Note and Class A-2 Term Note provide for minimum required levels of amortization, and are due in June 2009. However, the Company also received an option, if certain conditions are met, to extend the maturity for an additional year to June 2010.

The maximum principal amount of such indebtedness to CGFP during 2008 was $90 million.  During 2008, the Company paid $22.7 million of principal and $8,595,970 of interest on the debt, and has since paid additional principal to reduce the amount outstanding to $65.25 million as of March 31, 2009.  Interest on such indebtedness accrues at a floating rate, computed as 30-day LIBOR plus 10.875%.

On September 26, 2008, the Company sold approximately $198.7 million in adjusted principal amount of automobile purchase receivables to its wholly owned subsidiary CALT SPE, LLC, which then transferred those receivables to Auto Loan Trust, a Delaware statutory trust.  The purchase price was funded by Auto Loan Trust's issuance and sale of structured notes. An affiliate of CGFP purchased 95% of the notes, and the Company purchased the remaining 5%.

Levine Leichtman Capital Partners.  On June 30, 2008, the Company entered into a Securities Purchase Agreement and related agreements pursuant to which Levine Leichtman Capital Partners IV, L.P (“LLCP”) purchased a $10 million five-year note issued by the Company. The indebtedness to LLCP is secured by substantially all of the Company’s assets, though not by the assets of its special-purpose financing subsidiaries. Certain other subsidiaries (CPS Marketing, Inc., CPS Leasing, Inc., Mercury Finance Company LLC and TFC Enterprises LLC) have guarantied the Company’s obligations to LLCP.

In connection with the Securities Purchase Agreement, the Company paid to LLCP a closing fee of $1.1 million and issued to LLCP (i) 1,225,000 shares of the Company’s common stock, (ii) a warrant that represented the right to purchase, at the time of issuance, 275,000 shares of the Company’s common stock, at a nominal exercise price (the "N Warrant"), and (iii) a warrant that represented the right to purchase, at the time of issuance, 1,500,000 shares of the Company’s common stock, at an exercise price of $2.573 per share (the "FMV Warrant").  The number of shares subject to each warrant and the exercise price of each warrant are subject to certain adjustments contained in the warrants.  Exercise of the warrants was contingent upon the Company’s obtaining the approval of its shareholders, which was obtained on September 16, 2008.

 Pursuant to the anti-dilution provisions of the LLCP warrants, the Company’s July 10 transactions with CGFP, described above, resulted in a change in the number of shares issuable upon exercise of the N Warrant from 275,000 to 283,985, and upon exercise of the FMV Warrant from 1,500,000 to 1,564,324.  The exercise price of the FMV Warrant was also adjusted, from $2.573 per share to $2.4672 per share.

Under the Securities Purchase Agreement, subject to the satisfaction of certain terms and conditions, LLCP also agreed to purchase an additional $15 million note to be issued by the Company. That obligation was subject to a number of conditions being satisfied, including, without limitation, a successful amendment and restatement of the Company’s indebtedness to CGFP, described above. Those conditions were satisfied and the additional note was issued on July 10, 2008. The additional note has substantially the same terms as the $10 million note.

In connection with the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with LLCP that granted LLCP certain monitoring and other rights, including the right to cause an individual designated by LLCP to be nominated and elected to the Company’s board of directors.  In addition, the Investor Rights Agreement granted to LLCP rights of first refusal with respect to future issuances of equity securities by the Company and contains restrictions on the Company’s ability (and the ability of the Company’s subsidiaries) to issue equity securities.  Such restrictions made it necessary to seek the consent of LLCP with respect to the Option Exchange Program.  LLCP has indicated its willingness to consent to the transactions composing the Option Exchange Program, provided that the antidilution terms of its FMV Warrant are modified upon completion of the Option Exchange Program to provide for a decrease in the exercise price, but not an increase in the number of underlying shares, of the FMV Warrant.  Assuming 100% participation in the Option Exchange Program, the exercise price of the FMV Warrant would be reduced from $2.4672 per share to $1.44 per share.  Upon such adjustment, the Company will record expense in an amount dependent on the fair value of the modified FMV Warrant.  We believe the additional expense will be approximately $140,789.

The maximum principal amount of indebtedness to LLCP during 2008 was $25 million.  During 2008, the Company paid no principal and $2,533,000 of interest on the debt.  As of March 31, 2009, the principal amount owed remains $25 million.  Interest on such indebtedness accrues at a fixed rate of 16% per year.

Affiliates of LLCP have purchased other senior secured debt securities from the Company, and have held as much as 4.5 million shares of the Company's common stock, at various times prior to the transactions described above. No such debt securities had been outstanding since July 2007, and no such shares had been held since December 2007. LLCP or its affiliates may in the future provide the Company with financial advisory or other services, for which it or they may receive compensation in such amounts and forms as may be determined by negotiation.

CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company.  CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term.   The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit.  The aggregate amount of advances made by the Company to CPSL as of December 31, 2008, is approximately $474,000.

Employee Indebtedness. To assist certain officers in exercising stock options, the Company or a subsidiary lent to such officers the exercise price of options such officers exercised in May and July 2002.  The loans accrued interest at 5.50% per annum, which compounded annually.  The entire principal and accrued interest was due in July 2007.  The chief executive officer (Mr. Bradley), one executive officer (Mr. Terry), and four officers other than executive officers borrowed money on those terms.  One of the other officers (Teri L. Clements) was promoted to an executive officer position in April 2007.  At December 31, 2007 there was $383,000 outstanding related to three such loans.  Two of the loans were repaid during 2008 with cash.  The third was repaid on August 5, 2008 by surrender to the Company of 210,000 shares of Company common stock.  At December 31, 2008, all such loans have been repaid.  Pursuant to the Sarbanes-Oxley Act of 2002, the Company has ceased providing any loans to its executive officers.

Public Offering of Subordinated Notes. The Company is engaged in an ongoing offering to the public of subordinated notes. Director William Roberts on December 3, 2007 purchased $4,000,000 of three-year notes directly from the Company in that offering.  The Company in 2008 paid interest of $601,513 on such notes, in accordance with their terms. The interest rate on such notes of 14.91% per annum, and the yield paid to the noteholder is computed by compounding that rate on a daily basis. The rate was determined by negotiation, and is consistent with rates then available to other purchasers in the offering.

Policy on Related Party Transactions. The agreements and transactions described above, other than those described  under the captions “Citigroup” and “Levine Leichtman Capital Partners,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect to the transaction, except that the subordinated notes transaction was reviewed and approved by the Audit Committee.  The Company has determined that each of its nonemployee directors (Messrs. Adams, Fredrikson, Rayhill, Roberts, Warner, Washer and Wood, of whom Messrs. Wood, Adams and Rayhill compose the Audit Committee) is independent in accordance with Nasdaq standards.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors.  As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit.  However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes.  If any one holder has given such notice, all holders may cumulate their votes for nominees.  Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy.  Approval of each proposal other than election of directors requires the affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum).  The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2009; "FOR” approval of the amendment to the 2006 Stock Plan; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

The Company plans to hold its year 2010 Annual Meeting of Shareholders on June 3, 2010.  In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2010 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 19500 Jamboree Road, Irvine, California 92612 by December 30, 2009.

Availability of Annual Report on Form 10-K

The Company has provided a copy of its 2008 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, CA 92612."  The Form 10-K is also available on the Company's website, www.consumerportfolio.com.